Exhibit 1.5

CALL OPTION AGREEMENT

BY AND BETWEEN

INVERSIONES FREIRE LIMITADA

AND

INVERSIONES FREIRE DOS LIMITADA

AND

COCA-COLA INTERAMERICAN CORPORATION,

COCA-COLA DE ARGENTINA S.A.,

THE COCA-COLA COMPANY,

AND

EMBOTELLADORA ANDINA S.A.

AND

CUSTODY AGREEMENT

BY AND BETWEEN

INVERSIONES FREIRE LIMITADA

AND

INVERSIONES FREIRE DOS LIMITADA

AND

CITIBANK, N.A.

On September 5, 1996, there appeared:

Mr. José Said Saffie and Mr. José Antonio Garcés Silva, on behalf of, as shall be evidenced, Inversiones Freire Limitada (Freire) and Inversiones Freire Dos Limitada (Freire Two), both together also called the Optionors or Owners for purposes hereof, all domiciled, for these purposes, at Huérfanos 863, 6th floor, Santiago, Chile;

Mr. Weldon Johnson, on behalf of, as shall be evidenced, The Coca-Cola Company and Coca-Cola Interamerican Corporation; and Mr. Fernando Marín Diaz on behalf of Coca-Cola de Argentina S.A., also together called the Optionees, for purposes hereof, all domiciled, for these purposes, at One Coca-Cola Plaza N.W., Atlanta, Georgia;

Mr. Diego Peralta Valenzuela, on behalf of Citibank, N.A., also called the Custodian, for purposes hereof, both domiciled, for these purposes, at Avenida Andrés Bello 2687, 7th floor, Santiago,  Chile, and

Mr. José Said Saffie and Mr. José Antonio Garcés Silva, on behalf of Embotelladora Andina S.A., also called Andina or the Issuer, for purposes hereof, all domiciled, for these purposes, at Avenida Andrés Bello 2687, 10th floor, Santiago, Chile.

The parties are of age and agreed to the following:

FIRST:  Freire owns on this date a total of 185,701,969 shares in Embotelladora Andina S.A., as certified in certificates 2512, 2514, 2515, 2615, 2639, 3171, 3651, 4564, 4938, 4939, 5488, 10163, 26178 and 26179, registered in its name in the Shareholders Registry of Embotelladora Andina S.A.  Freire Two is the owner on this date of a total of 14,300,000 shares in Embotelladora Andina S.A., as certified in certificate 26180, registered in its name in the Shareholders Registry of Embotelladora Andina S.A.

SECOND:  Freire and Freire Two have signed a Shareholders Agreement on even date herewith to which The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. are parties, among others.  According to the transactions to be performed under such agreement and other agreements signed on even date herewith, the shares owned by Freire, identified in the first clause above, shall become 185,701,969 Series A shares in Embotelladora Andina S.A. and 185,701,969 Series B shares in Embotelladora Andina S.A., as will be stipulated in the Andina Bylaws after amendments are made thereto that will be proposed to the next Special Shareholders Meeting of Andina (the Amendments).  Moreover, the shares owned by Freire Dos, identified in the first clause above, will become 14,300,000 Series A shares in Embotelladora Andina S.A. and 14,300,000 Series B shares in Embotelladora Andina S.A. (the Reclassification).

For all purposes of this document, the reference to Shares means any of the shares, other securities or options or rights convertible to, or for, any share in Andina or American Depositary Shares or other instruments representing Andina shares, whether or not authorized or issued on this date; however, the word Shares does not include any Series B share or American Depositary Shares or other instruments representing Series B shares, provided the Series B shares do not have a right to vote that is greater than the voting power established for the Series B shares in the Amendments.  The Andina Shares are also called Option Shares in some cases.

THIRD:  Mr. José Said Saffie and Mr. José Antonio Garcés Silva, on behalf of Freire and Freire Two, hereby definitively and irrevocably grant a purchase option (the Option) to The Coca-Cola Company,  Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. whereby the Optionors will be obligated, at the option of any one of the Optionees (or of any two thereof or of all together), to sell all (and no less than all) the Shares in Embotelladora Andina S.A. currently owned thereby as well as all (and no less than all) the Shares in

Embotelladora Andina S.A. that Freire and Freire Two acquire in any way subsequent to this date, whether such Shares are acquired from Embotelladora Andina S.A. or from third parties, in the terms, conditions and periods indicated below.

Although all Shares are subject to the Option, the Optionors may dispose and transfer a part of their Shares provided those Shares represent surpluses above any and all of:

(i)             200,000,000 Shares owned by the Optionors;

(ii)  the number of Shares representing 50.1% of the voting Shares in Andina and of all the voting power of all of Andina’s Shares; and

(iii)       25% of all issued shares of Andina.

In any case, this right will only exist as long as the share structure of the Series A and B Shares stipulated in the Amendments remains the same and the Optionors are in full compliance with the Shareholders Agreement (in particular the rules in Article 4 thereof).  Accordingly, the Shares that may be transferred according to this paragraph will not be subject to the prohibition in the Ninth Clause or to custody pursuant to the Eleventh Clause hereof, provided all conditions stipulated in this same paragraph are met; and they will always be subject to the Option.

FOURTH:  It is expressly stipulated that in the event of a split of Embotelladora Andina S.A., the Option also extends to all shares in the new company or companies formed because of the split that would correspond to the Optionors as owners of Shares in a divided Andina.  It is further expressly stipulated that in the event of a merger of Embotelladora Andina S.A., the Option extends to the shares in the surviving company or in the new company that is formed that replace the shares in Embotelladora Andina S.A. that corresponded to the Optionors.  Freire and Freire Two shall refrain from voting their Andina Shares at any Andina shareholders meeting held to amend the bylaws of Andina or to approve any reorganization, sale of assets, reclassification, exchange, combination or consolidation of Andina’s securities, merger, dissolution, issuance or sale of securities or any other action, provided any of the foregoing events has the effect of impeding or attempting to impede compliance with any of the provisions herein. Freire and Freire Two shall always collaborate in good faith to comply with all terms and to adopt all actions that are necessary or appropriate to protecting the rights of The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. hereunder against dilutions or obstacles.

FIFTH:  The Option may be exercised as of this date, at any time on or before December 21, 2130, always provided one or more of the following events occurs (hereinafter the Strike Conditions):  (i) any change in the direct or indirect ownership of the interests or rights or shares of any one of the Optionors, i.e., Freire and Freire Two, so that the Optionor Controlling Group (as this phrase is defined below) owns together less than 75% of the rights or interests or shares or less than 75% of the voting shares or of the total voting power in any one of the Optionors; (ii) any change in the Shares issued by Andina or in the ownership of Andina Shares (either because of transfers, sales, reorganization, merger, exchange of shares or otherwise) that results in the Optionors owning less than 50.1% of the voting Andina shares or of all of the voting power of Andina Shares (save written authorization of The Coca-Cola Company for purposes hereof or unless that percentage of 50.1% decreases because of a Share purchase or an assignment of rights of first refusal to subscribe Shares, both with the Optionees or their Authorized Successors, that results directly in a decrease in the voting Shares owned by Freire and/or Freire Two; however, in that case, the obligation to maintain a certain level of ownership of Shares shall continue regarding the new percentage of Shares owned by the Optionors after the approved transaction) or less than 25% of all of the issued shares of Andina; (iii) the sale of all or substantially all the assets of Andina; or (iv) any event occurs that allows The Coca-Cola Company to terminate one or more of such Andina bottler’s agreements early because of a default by Andina (including its subsidiaries) or of a change in control as stipulated in Andina bottler’s agreements (including bottler’s agreements to which one or more of its subsidiaries is a party) that represent at least 30% of the total unit case volume of Coca-Cola products produced by Andina (including its subsidiaries) during the 12 preceding months, regardless of whether The Coca-Cola Company decides to exercise the rights under one or more of such bottler’s agreements.

Once any of the Strike Conditions occurs, the Optionors shall send written notice to the Optionees, who shall decide to begin the Option Strike Process no later than 180 calendar days after receipt of the notice by the Optionors.  Failure to give such notice shall not imply any default by the Optionors since sending a notice has been stipulated solely to calculate the aforesaid period of 180 days.  Failure to send the notice shall also not prevent the Optionees from beginning the Option Strike Process if they learn of the event in another way.  The fact that the Optionees have decided not to strike the Option, even though one or more of the aforesaid Strike Conditions take place on one or more occasions, will not be any impediment to the Optionees beginning the Option Strike Process (as defined below) should one or more of the aforesaid Strike Conditions be present on a future occasion.

For these purposes, Optionor Controllers means the persons indicated in Appendix A hereto, who are today listed as Beneficial Owners in Form 13-G of the Securities and Exchange Commission (SEC) of the United States of America according to the securities regulations of that country.  This Appendix is deemed a part of this Agreement for all legal purposes.

Optionor Controlling Group shall mean: (a) any of the Optionor Controllers; (b) any of the spouses of the Optionor Controllers; (c) any of the direct descendants of any one of the Optionor Controllers; (d) any person who receives shares or interests in the Optionors as an ab intestato successor of any of the persons indicated in letters (a) and (b) above or of a person who has previously received shares in the Optionors as an ab intestate successor in the manner indicated in this letter (d), if at the decedent’s time of death, he had no spouse or direct descendant; (e) any of the wholly-owned subsidiaries of one or more of the persons indicated above; and (f) any trust established to the benefit of any one of the persons indicated in letters (a), (b), (c) and (d) above, provided one or more of such persons have total control of the voting rights and investment decisions of that trust’s assets.

Wholly-Owned Subsidiary of a person shall mean an entity whose interests, equity or shares or other equity instruments thereof are wholly owned directly or indirectly by such person (except for a minority interest not exceeding 1%, if said minority interest is required according to the law governing the respective entity).

The period during which the Option can be exercised is estimated by the parties as the most adequate to the intention motivating them to execute this Option Agreement, taking into account, inter alia, that this agreement is made in direct relation to the agreements adopted by the parties in the aforesaid Shareholders Agreement, which is a continuing agreement; to the fact that Andina is a continuing company as it is a stock corporation; and to the fact that the agreed duration of the future Series A and B Shares in Andina ends December 31, 2130.

The Optionor Controllers will include a stipulation on the existence of this Agreement and the Option contained herein in the by-laws of each of the Optionors.

SIXTH:  The strike price of this Option will be determined using the following procedure (the Option Strike Process):

(a)          The price will be determined by mutual consent of the parties and failing consent, the price will be equal to the Appraisal Value of such Shares following the procedure indicated in letter (b) below;

(b)         For purposes of this sixth clause, the Appraisal Value of the Optionors’ Andina Shares will be the amount in dollars of the United States of America that the Optionors would receive from the sale of their Andina Shares in an arm’s length transaction between a willing buyer and a willing seller as of the date of notice of calculation of the Appraisal Value.  The Appraisal Value will be initially agreed by mutual consent of the parties and if they are unable to reach an agreement within 30 calendar days, it may be agreed by the parties based on the determinations made by two internationally renowned investment banks, one selected by each of the parties.  Each of the parties shall choose an internationally renowned investment bank experienced in the appraisal of the non-alcoholic beverage business.  Each of the selected investment banks will prepare an appraisal based on which the Appraisal Value shall be determined.  The cost of such investment banks will be paid in equal proportions by the Optionors and the Optionees. The Optionors shall cooperate fully in retaining an investment bank and in calculating the Appraisal Value. If any one of the parties does not cooperate in the manner described herein, the non-defaulting party shall, within 10 calendar days after receiving written notice of that party’s non-cooperation, cooperate in good faith with the investment bank or banks already retained according to the terms of this provision; or if the bank that should have been chosen by one of the parties has not been chosen, then the non-defaulting party will have the right to choose that investment bank.  The investment banks ultimately retained will be instructed to deliver their appraisal in writing to the parties within 60 calendar days after they have been retained.  As majority shareholders in Andina, the Optionors will adopt the resolutions, measures and actions necessary to cause Andina to cooperate with the investment banks and, in general, with such appraisal process.   If the parties do not reach a price agreement within 10 calendar days after expiration of the aforesaid 60-calendar-day period, the investment banks shall, at the request of any of the parties, appoint a third investment bank that meets the same conditions of prestige and experience and they shall, for account of the parties, entrust determination of the Appraisal Value thereto within 45 calendar days.  Said bank will deliver a written report to the parties on its calculation of the Appraisal Value.  The costs and cooperation required for the work of the third investment bank will abide by the stipulations in this paragraph.  The analysis by the three investment banks must always take into account Andina’s bottler’s agreements, considering the franchises granted in such agreements to be in effect (even though one or more of those bottler’s agreements has terminated under the circumstances indicated in Section 5.iv hereof).  The Appraisal Value mutually agreed upon by the parties or established in a written opinion of the third investment bank will be hereinafter called Appraisal;

(c)          The Optionors may, within 10 days following the date of the notice of the Appraisal Value by the third investment bank, notify each of the Optionees that the event or Strike Condition has been voided and that all the effects and consequences thereof have been reversed and things have returned to their state prior to such occurrence (this will not apply if the Strike Condition in Section 5.(iv) of this Agreement has resulted in termination of the bottler’s agreements therein mentioned as termination of such agreements may not be reversed by the Optionors).  In that circumstance, the Optionees shall consider the Option Strike Process under way to have ended (and all costs of the investments banks will be paid by the Optionors).  If the Optionors are unable to comply in the period of 10 days indicated herein but have the intention of voiding the event behind the Strike Condition, they shall give written notice to the Optionees of their decision and they shall consummate such termination extraordinarily (with all the aforesaid effects) in the period ending when the last of the following events occurs: (i) 50 calendar days have passed from the date of notice of the Appraisal Value by the third investment bank; or (ii) 10 days from written notice by the Optionees of their decision to strike the call Option. The Optionees may exercise the Option if the Option Strike Process is not interrupted in the aforesaid manner in the period of 120 calendar days after receipt of the notice of the Appraisal Value from the third investment bank.  If the Optionees do not exercise the Option in the aforesaid period of 120 calendar days, their right to exercise the Option as part of the respective Option Strike Process shall expire.

The formalities for exercise of the Option are stipulated in the next clause.

SEVENTH:  The Option Shares may be acquired by any one of The Coca-Cola Company, Coca-Cola Interamerican Corporation or Coca-Cola de Argentina S.A. or by any two thereof or by all thereof together or by any wholly-owned subsidiary of any of the Optionees (hereinafter the Authorized Successors) in the proportions freely indicated by any thereof.

In order to exercise the Option, any one of the Optionees or Authorized Successors thereof or any two thereof or all thereof together shall send a written statement to the Optionors’ representative indicating their intent to exercise the Option, issued by a representative with sufficient authority.  It shall be sent to the Optionors’ address indicated in the preamble hereof.  The instrument or instruments containing the sale of the Shares shall be attached to such statement, which must have been signed by the respective legal representative of the Optionors and sent to the person who signed the statement on behalf of the Optionees or their Authorized Successors within five days (from the date of receipt by the Optionors’ representative).

Simultaneous to the return of the instrument containing the sale of the shares, (i) the Optionors shall deliver to the respective Optionees the documents or instruments requested by the Optionees’ attorney to consummate the purchase of the Option Shares, including the certificates of Shares, if in their possession; the certificates of Shares that are in custody will be delivered to the Optionees by the Custodian discussed in the eleventh clause hereof and in accordance with the terms therein stipulated; and (ii) the respective Optionees shall pay the purchase price in cash.  The Optionors shall also deliver a signed written statement to the respective Optionee, or, as applicable, to each of the respective Optionees, in form and substance reasonably satisfactory to the Optionees’ legal counsel, stipulating that the Optionors are owners of the Option Shares, that the Option Shares meet the conditions indicated in the tenth clause hereof and that all rights, title and interest in such Andina shares shall be vested with the respective Optionees upon delivery of the Option Shares.

EIGHTH:  The Option stipulated in the previous clauses shall end, with no liability for any of the parties, should any one of the following events occur:

(a)          The Optionees or Authorized Successors thereof transfer Andina Shares to third parties (other than their subsidiaries) and such transfer results directly in making the Optionees owners of less than 23,500,000 common Shares prior to the Reclassification or 23,500,000 Series A Shares in Andina (or successor Shares of those Shares or of common shares, if the Series A ceases to exist);

(b)         As a consequence of capital increases in Andina, the Optionees become owners of less than 4% of the common Shares prior to the Reclassification or of 23,500,000 Series A Shares in Andina (or of successor Shares of those Shares or of common Shares, if the Series A ceases to exist);

(c)          The bottler’s agreements indicated in numeral (iv) of the Fifth Clause are terminated by Andina as a direct result of a default thereon by The Coca-Cola Company or The Coca-Cola Company or refuses, for no good reason, to negotiate the renewal of such bottler’s agreements;

(d)         The Shareholders Agreement indicated in the second clause hereof does not enter into effect; or

(e)          The bottler’s agreements indicated in numeral (iv) of the Fifth clause hereof are definitively terminated by The Coca-Cola Company, unless the Option Strike Process has begun in a period of one year from the date of termination of such bottler’s agreements. In this latter case, this agreement shall continue in full force until one or more of the Optionees exercise the Option and become owner of the Shares or the period of 120 calendar days elapses pursuant to Section 6(c) hereof without any written notice being given of the decision to exercise the Option.

NINTH:  Freire and Freire Two hereby undertake irrevocably and unconditionally not to encumber and/or convey in any way the Shares in Embotelladora Andina S.A. held now or in the future thereby during the term of this Agreement, except as specifically mentioned herein. This stipulation is made in favor of The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. and is accepted by the aforesaid representative thereof.  This prohibition will be registered in Andina’s Shareholders Registry. Andina must certify this fact to the Custodian as well as any eventual full or partial release thereof.

It is expressly stipulated that Freire and Freire Two may make transfers of Andina Shares to Wholly-Owned Subsidiaries thereof (the Permitted Assigns) always provided:  (i) all Shares transferred to a Permitted Assign remain subject to the provisions hereof; and (ii) such Permitted Assign agrees in writing to abide by the provisions hereof.  Any Permitted Assign who ceases to be a Wholly-Owned Subsidiary of one of the Optionors must transfer all Shares owned thereby at that time to the Optionors or to another Permitted Assign of the Optionors.

TENTH:  The Option Shares shall be sold, assigned and transferred free of any lien, real rights other than ownership rights, prohibition, attachment, litigation, resolutory conditions, shareholders agreements and shall be fully paid to the issuer or to the respective assigns.  The Optionors shall be jointly and severally liable for the clearing of title pursuant to law.  The foregoing is without prejudice to the liens, prohibitions or restrictions authorized by The Coca-Cola Company or established in favor of The Coca-Cola Company, Coca-Cola Interamerican Corporation and/or Coca-Cola de Argentina S.A. or of the parent companies thereof, directly or indirectly, or the Authorized Successors thereof, in particular without prejudice to the restrictions on the free transfer of Shares stipulated in the Shareholders Agreement signed by the Optionors on even date herewith to which Freire, Freire Two, Andina, Andina Bottling Investment Limited and the Optionees are parties.

ELEVENTH:  Mr. José Said Saffie and Mr. José Antonio Garcés Silva, on behalf of Freire Limitada and Inversiones Freire Dos Limitada, also called the Owners, and Mr. Diego Peralta Valenzuela, on behalf of Citibank, N.A., also called the Custodian, hereby enter into a custody agreement regarding the Shares in the Option conferred herein and all such Shares to which such Option extends in accordance with the preceding clauses.  This custody agreement is to be fulfilled in the Republic of Chile.  For these purposes, the Owners hereby make material delivery to the Custodian of the certificates containing all the Shares identified in the first clause owned thereby, which are received by Citibank N.A. in custody.  Therefore, they are under the responsibility thereof.   However, the Custodian will not be liable for any loss or damage that is the result of circumstances or causes beyond its control, including, without limitation, nationalization, expropriation, acts of war, terrorism, insurrection, revolution, civil revolts, protests or strikes by employees other than the Custodian’s employees or force majeure.

This Custody Agreement shall be abide by the following terms:

(a)          If there is, for any reason, an exchange, swap or replacement of any or all of the certificates of Shares received in custody, the Custodian is amply empowered, by way of irrevocable power of attorney, to exchange and withdraw the new certificates of Shares issued for such purpose in the name of the Owners, under prior instructions of one or more of the Owners or of the Optionees.  All such Shares shall be subject to this custody agreement.  On an exceptional basis, once the common Shares in Andina have been exchanged for Series A and Series B shares, the Custodian shall immediately make such exchange on behalf of the Owners and once that is complete, the Owners are automatically authorized to withdraw all Series B Share certificates from the Custodian.  The other Andina Shares of the Owners will be left in custody.

(b)         Should new Shares in Embotelladora Andina S.A. be subscribed by the Owners, the Custodian is amply empowered, by way of irrevocable power of attorney, to withdraw the certificates of Shares subscribed in the name of the Owners, under prior instructions of one or more of the Owners or of the Optionees.  All such Shares shall be subject to this custody agreement.  In the event of a split of Embotelladora Andina S.A., the Custodian is amply empowered, by way of irrevocable power of attorney, to withdraw in the name of the Owners, under prior instructions of one or more of the Owners or Optionees, the certificates of Shares in the new company or companies formed that correspond thereto as owners of Andina Shares.  All such Shares shall be subject to this custody agreement.  Furthermore, in the event of a merger of Embotelladora Andina S.A., the Custodian is amply empowered, by way of irrevocable power of attorney, to withdraw in the name of the Owners, under prior instructions of one or more of the Owners or of the Optionees, the certificates of Shares in the surviving company or in the new company that is formed that substitute for the Shares in Embotelladora Andina S.A. corresponding thereto.  All such Shares shall be subject to this custody agreement.

(c)          This custody agreement shall also extend to certain Shares in Embotelladora Andina S.A. acquired by the Owners from third parties other than Embotelladora Andina S.A.  In that case, said Owners shall immediately deliver the respective certificates to the Custodian.

(d)         The Custodian will be obligated to receive and keep the certificates to be kept in custody and to keep them in its custody indefinitely. It may not return them to the Owners unless they present an authorization by public deed issued by a sufficiently authorized representative of one or more of the Optionees. Notwithstanding the foregoing, the Custodian undertakes to deliver each and every one of the certificates in custody to The Coca-Cola Company, Coca-Cola lnteramerican Corporation and Coca-Cola de Argentina S.A. upon mere request of any one thereof, who shall, for such purpose, simply make delivery thereto of a written statement in which any one thereof asserts that a Strike Condition has occurred, that an Option Strike Process has begun, that the Appraisal has been determined (indicating the amount thereof) and that it has irrevocably decided to exercise the call Option stipulated herein.

The Custodian shall give prompt notice to the Optionors that the certificates of Andina Shares have been delivered.

(e)          The Custodian undertakes to report from time to time (quarterly) to The Coca-Cola Company, Coca-Cola lnteramerican Corporation and Coca-Cola de Argentina S.A. on the certificates of the Owners’ Shares that are in its custody according to this Agreement and to give prompt notice thereto of each notice that it receives from the Owners pursuant to this clause.  The execution of this Custody Agreement does not imply any limitation of the Owners’ rights as holders of the Shares hereunder other than the rights to encumber and convey such shares.  In other words, the Owners may freely collect and receive dividends, vote at shareholders meetings according to the terms hereof, subscribe capital increases and assign options to subscribe Shares in capital increases without the Bank’s intervention or the Optionees’ authorization.

(f)            The Custodian shall deliver the Option Shares to the Optionors if this agreement is terminated pursuant to the eighth clause hereof, provided it receives a letter confirming that fact, signed by the Optionees’ legal representative.

(g)         The Custodian may, in fulfilling its obligations of Custodian hereunder, act only, and it is hereby authorized to rely and act, upon Instructions, which means instructions from any Authorized Person (as defined below) received by the Custodian in the manner indicated for each case herein, provided:

(i)                                    the Instructions remain in force until they are implemented, cancelled or superseded;

(ii)                                 if, in the Custodian’s judgment, the Instructions are unclear and/or ambiguous, the Custodian shall make its best efforts to obtain clarification thereof.  If it does not obtain such clarification in a prudent period of time, the Custodian may, at its reasonable discretion, without any type of liability, refuse to follow such Instructions until any ambiguity has been overcome to its satisfaction;

(iii)                              the Instructions are fulfilled according to the rules, operating procedures and market practices in the place where they must be implemented and they may be implemented by the Custodian only during business days and hours when the respective financial markets are open to the public.  The Custodian may also refuse to implement Instructions that, in its opinion, are contrary to any applicable law, regulation or rule, whether imposed by government authorities or by self-regulated entities.  It must give notice thereof to the Owners and to the Optionees;

(iv)                             The Custodian has the right to rely on the permanent authority of any Authorized Person until it is notified otherwise by the Owners or the Optionees, as the case may be; and

(v)                                Authorized Person or Authorized Persons means any officer, employee or agent of the Owners or the Optionees, as the case may be, who has been authorized by written notice to the Custodian to act on behalf of the Owners or the Optionees in fulfilling any acts, proceedings or obligations in accordance with this agreement.

(h)         The Owners and Optionees shall indemnify the Custodian and any and all of the appointees or agents thereof and shall hold them harmless regarding all costs, liabilities and expenses, including, without limitation, attorneys’ fees and disbursements arising directly or indirectly from execution by the Custodian, its appointees or agents of the Instructions that they believe, in good faith, to have been given by Authorized Persons.

The foregoing notwithstanding, neither the Custodian nor its appointees or agents will be indemnified for any damage caused by their own negligence.

(i)             The Owners shall pay the Custodian the fees stipulated in the Fee Schedule hereto (the Schedule) for the services rendered under this agreement.  Such Schedule is deemed an integral part hereof upon signature by the parties.

The timing of payment and form of calculation of the fees are indicated in such Schedule. The Owners hereby authorize the Custodian to debit any of their current accounts for the amounts of fees accrued at the time when such fees must be paid.  For this purpose, the Owners undertake to keep the necessary funds available in their current accounts to make that payment.  The fees payable to the Custodian will be assessed by Value-Added Tax (VAT) prevailing on the date of invoicing, which will be payable by the Owners.  The Custodian shall issue, upon payment of such fees, the corresponding invoice to the Owners for the amount of the fees paid for the period in question.  The Owners shall also be liable for any tax that may be assessable on such fees in the future and, in general, on the services hereunder.

The Optionees expressly accept the stipulations in their favor and to their benefit made by the Owners and the Custodian in this Eleventh clause. The Optionees shall therefore have the right to demand performance of the obligations assumed by the Owners and the Custodian. The Owners, the Custodian

and the Optionees further agree and accept that the stipulations in this custody agreement are naturally irrevocable.

In any case, the Owners and Optionees may agree in writing to the early termination of this custody agreement.

TWELFTH:  The notarial expenses assessed on this Agreement will be paid in equal proportions by the Optionors and the Optionees.

THIRTEENTH:  Should any dispute arise in relation to this Agreement or its amendments, either in regard to interpretation, performance, enforceability, termination or otherwise, that is not resolved by voluntary agreement of the parties, such dispute shall be finally resolved by arbitration according to this clause.  In the event of a dispute, any of the parties may at any time deliver written notice to the other party stating its intent to submit such dispute to arbitration.  The notifying party will have the right to submit the dispute directly to arbitration in a period of fifteen (15) to forty-five (45) days after receipt of such notice.  The party submitting the dispute to arbitration shall promptly deliver a written notice to the other party.  Any and all other disputes that may arise for any reason among the parties as a result of this agreement, including, but not limited to, disputes relative to its validity, binding effect, interpretation and performance (including the venue of the arbitrator) shall be resolved by arbitrators who shall render a decision according to the rules of law (arbiters) and shall be empowered to act as often as required.  There will be no appeal or legal remedy against the ruling by arbitrators.  Save agreement otherwise by the parties, the arbitrators may freely determine the procedure to follow during arbitration (they shall proceed as conciliators).   The dispute or conflict submitted to arbitration shall be decided by three arbitrators.  Each party must select one arbitrator and the third arbitrator will be selected by the two arbitrators selected by the parties.  Arbitral decisions shall be adopted by a simple majority of the members of such arbitral court.  Should any of the parties fail to appoint its arbitrator within 10 days following notice of the request for arbitration by the other party or should the two arbitrators chosen by the parties fail to appoint the third arbitrator within 10 days after the day of their appointment, the arbitrator pending appointment shall be appointed following the system established by the Arbitration Center of the Santiago Chamber of Commerce, from among the list of member arbitrators.  Such appointment must fall upon an attorney.  The arbitrators must have a full command of the English language.  The arbitral court shall sit in Santiago, Republic of Chile.

The above procedure will be repeated as often as necessary until the three arbitrators have been appointed or their replacements, should any such arbitrators be disqualified.  Said arbitrators shall render a final solution to the disputes.

FOURTEENTH:  This agreement may be modified in whole or in part only by a written document signed by the parties.  A failure by any of the parties to exercise any right stipulated herein shall not be deemed an implicit or explicit waiver of such right.  Any and all waivers of a right must be set down in writing and must be executed by the party in favor of whom that right is established.

FIFTEENTH:  Any and all notices, requests, claims or other correspondence between the parties or the notices stipulated herein shall be made in writing and delivered by messenger or by registered or certified mail, postage prepaid, addressed to the recipients at the addresses indicated below or to such other addresses that the recipients indicate in written notices to the parties hereto.  Each notice given in this way shall take effect upon receipt.  A notice will be deemed given upon delivery by messenger or 5 days after having been deposited by certified mail, return receipt requested, unless the recipient demonstrates that it has not received it or that it was received at a later date.

If to the Optionors:

Inversiones Freire Limitada

To the attention of:  Portaluppi, Guzmán y Bezanilla

Huerfanos 863, 9th floor

Santiago

Fax 56-2-638-3934

with copy to:

Embotelladora Andina S.A.

Avenida Andrés Bello 2687, 20th floor

P.O. Box 7187

Santiago, Chile

To the attention of:  Executive Vice-President

Fax:  56-2-338-0510

If to any of the Optionees:

The Coca-Cola Company

One Coca-Cola Plaza, N.W.

Atlanta, Georgia 30313

U.S.A.

To the attention of:  Chief Financial Officer

Fax:  (404) 676-8683

with a copy to:

The Coca-Cola Company

One Coca-Cola Plaza, N.W.

Atlanta, Georgia 30313

U.S.A.

To the attention of:  General Counsel

Fax:  (404) 676-6209

If to the Custodian:

Citibank N.A.

Avenida Andrés Bello 2687, 7th floor

P.O. Box 2125

Santiago, Chile

To the attention of:  Transaction Banking Head

Fax: 56-2-338-8138

SIXTEENTH: The parties agree that they have been advised by Chilean attorneys in the signature of this agreement, that they understand the legal doctrine on the option agreement and therefore declare that it is their understanding and conviction that this agreement is valid and enforceable according to its terms, pursuant to Chilean law.

The parties further agree that nothing stipulated herein is intended to amend, or shall have the effect of in any way amending, the terms and provisions of the bottler’s agreements between The Coca-Cola Company and Andina and any of their subsidiaries or affiliates.  In the event of any discrepancy between this agreement and such bottler’s agreements, the terms and provisions of the latter shall prevail in regard to the rights and obligations contained in such bottler’s agreements.

SEVENTEENTH:  Present in this act are Mr. José Said Saffie and Mr. José Antonio Garcés Silva, on behalf of, as shall be evidenced, Embotelladora Andina S.A., who declare that they have been duly informed of the stipulations contained herein for all pertinent legal purposes.

EIGHTEENTH:  Six counterparts of this Agreement have been executed of one same text and date, one remaining in possession of each of the parties.

FEE SCHEDULE

A.           The Owners shall pay the following fees to the Custodian for the services rendered under the Custody Agreement:

The Owners shall pay a fixed fee for Custody service that will be equal to US$20,000 (twenty thousand American dollars), plus a fee that will be determined on the basis of the amount deposited in Custody at the close of each month.  A rate of 0.02% (two per thousand) will be applicable on the average amount of assets deposited in custody, limited to US$20,000 (twenty thousand American dollars).

The portfolio in custody at the close of each month will be appraised using the share closing price reported by the Santiago Stock Exchange.

B.             Such fees are payable monthly in arrears, within the first 10 business days following the month when the services are rendered.  The Custodian shall, for that purpose, advise the Owners of the amounts accrued within the first five business days of each month.

C.             The fee payable to the Custodian will be assessed by Value-Added Tax (VAT) prevailing on the invoice date, which will be payable by the Owners.

The Owners shall also be liable for any tax that may be assessed on such fees in the future and, in general, on the services hereunder.

D.            The fees will be payable in Chilean Pesos.  The Observed dollar exchange rate prevailing on the closing date of each period will be used for those purposes.

The same number of counterparts has been executed as the master document to which this schedule is an accessory.

September 5, 1996

José Said Saffie José Antonio Garcés Silva Inversiones Freire Limitada	Weldon Johnson The Coca-Cola Company

José Said Saffie José Antonio Garcés Silva Inversiones Freire Dos Limitada	Weldon Johnson Coca-Cola Interamerican Corporation

José Said Saffie José Antonio Garcés Silva Embotelladora Andina S.A.	Fernando Marín Díaz Coca-Cola de Argentina S.A.

Diego Peralta Valenzuela Citibank, N.A.

AMENDMENT TO

CALL OPTION AGREEMENT

AND

CUSTODY AGREEMENT

On December 17, 1996, there appeared:

Mr. José Said Saffie and Mr. José Antonio Garcés Silva, on behalf of Inversiones Freire Limitada (Freire) and Inversiones Freire Dos Limitada (Freire Two), both together also called the Optionors or the Owners, for purposes hereof, all domiciled, for these purposes, at Huérfanos 862, 6th floor, Santiago, Chile;

Mr. Rodrigo Romero Cabezas, on behalf of The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A., also together called the Optionees, for purposes hereof, all domiciled, for these purposes, at One Coca-Cola Plaza, N.W. Atlanta, Georgia, United States of America;

Mr.  Francisco León Délano, on behalf of CITIBANK, N.A., also called the Custodian for purposes hereof, both domiciled, for these purposes, at Avenida Andrés Bello 2687, 7th floor, Santiago, Chile; and

Mr. José Said Saffie and Mr. José Antonio Garcés Silva, on behalf of Embotelladora Andina S.A., also called Andina or the Issuer, for the purposes hereof, all domiciled, for these purposes, at Avenida Andrés Bello 2687, 20th floor, Santiago, Chile, who agree to the following:

FIRST:  On September 5, 1996, the companies indicated in the preamble signed a Call Option Agreement and a Custody Agreement and now the parties intend to make certain amendments to those agreements in the terms set out herein.

SECOND: The parties, duly represented by the persons indicated at the beginning hereof, agree to amend the aforesaid Call Option Agreement in the following terms:

Section Eight (a) and (b) of the Option Agreement is amended, replacing such letters by the following:

“(a)                            If the Optionees or the Authorized Successors thereof transfer Andina Shares to third parties (other than their subsidiaries) and the direct result of such transfer is, within 30 days following the sale, that the Optionees or Authorized Successors thereof or subsidiaries thereof become owners, taken together, of (i) less than 15,660,000 common Shares before the Reclassification is made (or if the Reclassification has been made and an event occurs subsequent thereto as a result of which only common shares in Andina exist); or (ii) less than 15,660,000 Series A Shares in Andina, if the Reclassification has been made and the Andina Series A Shares continue to be issued and outstanding;

“(b)                           If the Optionors give written notice to the Optionees that the aggregate of the Andina Shares owned by the Optionees, the Authorized Successors thereof and the subsidiaries thereof has decreased to less than (i) 4% of the common Shares in Andina, if the Reclassification has not been made (or if the Reclassification has been made and an event occurs subsequent thereto as a result of which there are only common Shares in Andina); or (ii) 4% of the Series A Shares in Andina, if the Reclassification has been made and the Series A Shares continue to be issued and outstanding.  However, this event of termination will only apply if the Optionees, their Authorized Successors and subsidiaries do not increase as a whole the number of shares they own in Andina to at least 4% within one year following the date of receipt of such written notice.”

THIRD:  The parties, duly represented by the persons indicated at the beginning hereof, agree to amend the aforesaid Custody Agreement in the following terms:  letters A, B and C of the Fee Schedule are replaced by the following:

A.           The Owners shall pay the following fee to the Custodian for the services rendered under the Custody Agreement:

“The Owners shall pay a fee that will be determined on the basis of the value of the shares in Custody at the close of each month.  A rate of 0.02% (two per thousand) shall be applied on the average market value of the shares in custody, limited to an aggregate of US$10,000 (ten thousand United States of America dollars) annually.

“The portfolio in custody will be appraised at the close of each month using the share closing price reported by the Santiago Stock Exchange

B.             Such fee is payable monthly in arrears, within the first 10 business days following the month when the services are rendered.  The Custodian shall, for that purpose, advise the Owners of the amounts accrued within the first five business days of each month.

C.             The fee payable to the Custodian will be assessed by Value-Added Tax (VAT) prevailing on the invoice date, which will be payable by the Owners.

“The Owners shall also be liable for any tax that may be assessed on such fee in the future and, in general, on the services hereunder.”

FOURTH:  All other parts of the Call Option Agreement and Custody Agreement indicated above remain unchanged and in full force.

José Said Saffie José Antonio Garcés Silva Inversiones Freire Limitada	Rodrigo Romero The Coca-Cola Company

José Said Saffie José Antonio Garcés Silva Inversiones Freire Dos Limitada	Rodrigo Romero Coca-Cola Interamerican Corporation

José Said Saffie José Antonio Garcés Silva Embotelladora Andina S.A.	Rodrigo Romero Coca-Cola de Argentina S.A.

Francisco León Délano Citibank, N.A.

José Said Saffie José Antonio Garcés Silva Inversiones Freire Limitada	Weldon Johnson The Coca-Cola Company

José Said Saffie José Antonio Garcés Silva Inversiones Freire Dos Limitada	Weldon Johnson Coca-Cola Interamerican Corporation

José Said Saffie José Antonio Garcés Silva Embotelladora Andina S.A.	Fernando Marín Díaz Coca-Cola de Argentina S.A.

Diego Peralta Valenzuela Citibank, N.A.